Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Financial, Inc.:

We consent to the use of our reports dated February 23, 2006, with respect to the statement of financial position of Genworth Financial, Inc. as of December 31, 2005 and 2004, and the related statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our reports dated February 23, 2006, refer to a change in method of accounting for certain nontraditional long-duration contracts and for separate accounts in 2004.

/s/ KPMG LLP

Richmond, Virginia

November 3, 2006